Exhibit 99.1
Whiting USA Trust I
Whiting USA Trust I Announces Trust Quarterly Distribution
WHITING USA TRUST I
The Bank of New York Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE
Austin, Texas, May 12, 2008 — Whiting USA Trust I (NYSE Symbol — WHX) announced the Trust distribution of Net Profits for the first quarterly Payment Period.
Unitholders of record on May 20, 2008 will receive a distribution amounting to $14,382,861 or $1.037433 per unit payable May 30, 2008.
Volumes, Price and Net Profits for the Payment Period were:

Volume (BOE)	335,666
Proceeds (BOE)	$70.09
Gross Proceeds	$23,527,686
Costs	$7,106,534
Net Profits	$16,421,152
Percentage applicable to Trust’s 90%
Net Profits Interest	$14,779,037
Total cash proceeds available for the Trust	$14,779,037
Provision for estimated Trust expenses	$300,000
Montana state income tax withheld	$96,176
Net cash proceeds available for distribution	$14,382,861
Trust units outstanding	13,863,889
Cash distribution per trust unit	$1.037433
As reflected in the prospectus for the initial public offering of the trust units, the forecasted first quarterly 2008 distribution, which was prepared on an accrual basis, totaled $1.22 per unit. As explained in the prospectus, the first quarterly distribution includes sales of oil for three months but sales of natural gas for only two months due to the time lag in receiving and processing natural gas sales that causes sales for the last month in a quarter to not be paid out until the next quarter’s distribution. On a pro forma basis including March 2008 projected gas sales (net of production taxes) of $2,675,000, or $0.19 per unit, the first quarterly distribution would have been approximately $1.22 per unit. All future distributions will include three months of crude oil sales and three months of natural gas sales.
This press release contains forward-looking statements. No assurances can be given that such expectations will prove to be correct. The announced distributable amount is based, in part, on the amount of cash received or expected to be received by the Trustee from Whiting with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, risks inherent in operation and production of oil and gas properties and future production costs. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	Whiting USA Trust I The Bank of New York Trust Company, N.A., as Trustee Mike Ulrich (512) 236-6599
919 Congress Avenue, Austin, TX 78701